Exhibit 99.2

11975 El Camino Real, Suite 300	Phone: +1-858-222-8041
San Diego, CA 92130	Fax: +1-858-866-0482

NOT FOR IMMEDIATE RELEASE

APRICUS BIOSCIENCES PRICES $17.1 MILLION PUBLIC OFFERING OF COMMON STOCK AND WARRANTS

SAN DIEGO, CA, May 23, 2013 (GLOBE NEWSWIRE) — Apricus Biosciences, Inc. (“Apricus Bio” or the “Company”) (Nasdaq: APRI) today announced that it has priced an underwritten public offering of an aggregate of 6,000,000 shares of common stock at a price to the public of $2.85 per share, and warrants to purchase up to an aggregate of 3,000,000 shares of common stock for gross offering proceeds of $17,100,000. The shares of common stock and warrants are immediately separable and will be issued separately. The warrants are exercisable immediately upon issuance, have a five-year term and an exercise price of $3.40 per share. The warrants will be certificated, and will be delivered to the investors by physical delivery following the closing. There is no established public trading market for the warrants and we do not expect a market to develop. Certain officers and directors of the Company have also participated in the offering and will be purchasing the offered securities from the underwriters.

In addition, Apricus Bio has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock and warrants to purchase up to an additional 450,000 shares of common stock to cover over-allotments, if any. The net offering proceeds to Apricus Bio from this offering are expected to be approximately $15.8 million, after deducting underwriting discounts and commissions and other estimated offering expenses, but excluding the exercise of any warrants and any exercise of the underwriters’ over-allotment option. The offering is expected to close on or about May 29, 2013, subject to customary closing conditions.

Lazard Capital Markets LLC is acting as sole book-running manager for the offering and Roth Capital Partners, LLC and Cantor Fitzgerald & Co. are acting as co-managers for the offering.

Apricus Bio intends to use the net proceeds of this offering for general corporate purposes, including working capital, capital expenditures, research and development expenditures, clinical trial expenditures and additional approval efforts related to Vitaros® and Femprox®.

The securities described above are being offered pursuant to an effective registration statement on Form S-3, together with a prospectus supplement and accompanying base prospectus, previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

11975 El Camino Real, Suite 300 San Diego, CA 92130	Phone: +1-858-222-8041 Fax: +1-858-866-0482

A preliminary prospectus supplement relating to the terms of the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus supplement relating to the offering, when available, may be obtained from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970, or from the above-mentioned SEC website. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a pharmaceutical company that develops and markets innovative treatments that help large patient populations across numerous, large-market therapeutic classes including male and female sexual health. The Company has one approved product, Vitaros®, for the treatment of erectile dysfunction, which will be marketed in Canada by Abbott Laboratories, and Femprox®, a product candidate, for the treatment of female sexual arousal disorder.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Apricus Biosciences, Inc.’s public offering of common stock and warrants, the anticipated use of proceeds and the timing for completion of the offering that involve risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Apricus Biosciences, Inc.’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering and other risks detailed in Apricus Biosciences, Inc.’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Apricus Biosciences, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

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11975 El Camino Real, Suite 300 San Diego, CA 92130	Phone: +1-858-222-8041 Fax: +1-858-866-0482

Apricus Bio Investor Relations:

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com